EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related prospectus of Sapiens International Corporation N.V. and to the incorporation by reference therein of our report dated March 11, 2013 with respect to the consolidated financial statements of Sapiens International Corporation N.V. included in its Annual Report on Form 20-F for the year ended December 31, 2012, as amended, filed with the Securities and Exchange Commission on March 11, 2013.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel Aviv, Israel
November 14, 2013